Exhibit 10.24

FORM OF

RADIOLOGIX, INC.

2004 LONG-TERM INCENTIVE COMPENSATION PLAN

RESTRICTED STOCK UNITS AGREEMENT

(TIME-BASED AWARD)

This Agreement (“Agreement”) is made this <Award Date> by and between <Participant Name> (“Participant”) and Radiologix, Inc. (“Radiologix” or the “Company”).

RECITALS

A. The Board has adopted the Radiologix, Inc. 2004 Long-Term Incentive Compensation Plan (the “Plan”) for the purpose of attracting, motivating, retaining, and rewarding high quality executives and other employees, officers, directors, consultants and other persons who provide valuable services to Radiologix or any Parent or Subsidiary.

B. Participant is an individual who renders valuable services to Radiologix or any Parent or Subsidiary, and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with Radiologix’s award of restricted stock units to Participant

C. Capitalized terms used but not defined in this Agreement have the meanings assigned to them in the Plan.

AGREEMENT

1. Award of Restricted Stock Units. The Company hereby awards to Participant (the “Award”) restricted stock units (the “Units”) equivalent to <# of Units> shares of the Company’s Common Stock, $.0001 par value per share (“Common Stock”).

2. Conditions to Participant’s Rights Under This Agreement. This Agreement shall not become effective, and Participant shall have no rights with respect to the Award or the Restricted Stock Units, unless and until Participant has fully executed this Agreement and delivered it to the Company (in the Company’s discretion, such execution and delivery may be accomplished through electronic means).

3. Restrictions; Vesting. The Restricted Stock Units shall be subject to the restrictions and other terms and conditions set forth in the Plan, which are incorporated herein by reference, and in this Agreement. Subject to the terms and conditions of the Plan and this Agreement, Participant’s rights in and to the Restricted Stock Units shall vest at the end of one year after the date on which they are awarded. The Restricted Stock Units awarded under this Agreement shall vest as stated above unless, prior to the vesting date, the Award and the applicable Restricted Stock Units are forfeited or become subject to accelerated vesting under the terms and conditions of the Plan. Until Restricted Stock Units vest and certificates representing the Common Stock underlying the Restricted Stock Units are issued and delivered to Participant, Participant shall not sell, transfer, pledge, assign, or otherwise encumber such Restricted Stock Units or Common Stock.

4. Conversion to Deferred Stock Units. Simultaneously upon full vesting of the Award, the Restricted Stock Units shall convert automatically into the same number of Deferred Stock Units as the Restricted Stock Units covered by this Agreement and shall remain deferred until one year after:

(a) retirement, resignation or termination from Continuous Service on the Board; or

(b) a Change in Control of the Company, as defined in the Plan.

5. Conversion to Shares of Common Stock. One year after the date of:

(a) Participant’s retirement, resignation, or termination from Continuous Service on the Board; or

(b) a Change in Control of the Company, as defined in the Plan,

the Deferred Stock Units shall convert automatically into the number of shares of Common Stock represented by the Deferred Stock Units.

6. Manner in Which Units Will Be Held. No certificates evidencing the Restricted Stock Units awarded under this Agreement or the Deferred Stock Units unto which the Restricted Stock Units convert shall be issued.

7. Manner of Delivery of Common Stock. A stock certificate evidencing the Common Stock underlying the Deferred Stock Units will be registered in the name of and delivered to Participant or its designee as soon as practicable after the one year anniversary of the cessation of Participant’s Continuous Service. In the Company’s discretion, however, any or all shares of Common Stock issued to Participant hereunder may be issued in, or after issuance may be transferred to, book-entry form. In such event, no stock certificates evidencing such shares will be issued unless Participant requests that the Company issue a stock certificate for the applicable number of shares of Common Stock.

8. Privilege of Stock Ownership. Except as otherwise provided in this Agreement or the Plan, Participant shall not have, with respect to the Restricted Stock Units awarded hereunder or the Deferred Stock Units into which the Restricted Stock Units will convert automatically, any of the rights of a shareholder of the Company, including the right to vote the shares and the right to receive any dividends as declared by the Company’s Board of Directors.

9. Units Not Transferable. No Restricted Stock Units or Deferred Stock Units shall be transferable other than by will or by the laws of descent and distribution. If any Award is transferred or assigned pursuant to a court order, then such transfer or assignment shall be without liability to the Company, and the Company shall have the right to offset against such Award any expenses (including attorneys’ fees) incurred by the Company in connection with such transfer or assignment.

10. Cessation of Continuous Service. The Award subject to this Agreement shall terminate prior to the Vesting Date if any of the following provisions become applicable:

(a) If Participant ceases to remain in Continuous Service for any reason while the Restricted Stock Units are not vested, then this Award shall terminate and cease to be outstanding and all unvested Restricted Stock Units shall be forfeited.

(b) If Participant dies after the Restricted Stock Units are fully vested and converted to Deferred Stock Units but before the Common Stock underlying the Deferred Stock Units is issued, then the personal representative of Participant’s estate or the person or persons to whom the Award is transferred pursuant to Participant’s will or in accordance with the laws of descent and distribution, shall have the right to receive this Award.

(c) If Participant’s Continuous Service is terminated within 18 months after a Corporate Transaction in which this Award is assumed or replaced, then Paragraph 11(d) shall govern the disposition of this Award following such Involuntary Termination.

11.	Special Termination.

(a) If a Corporate Transaction occurs, then this Award, to the extent outstanding at such time but not vested, shall automatically accelerate so that this Award shall, immediately prior to the effective date of the Corporate Transaction, become fully vested for all of the Restricted Stock Units at the time subject to this Award. However, this Award shall not become fully vested on an accelerated basis if and to the extent that: (i) this Award is, in connection with the Corporate Transaction, either to be assumed by the successor business entity (or parent thereof) or to be replaced with a comparable capital securities-based award of the successor business entity (or parent thereof) or (ii) this Award is to be replaced with a cash incentive program of the successor business entity that preserves the spread existing at the time of the Corporate Transaction on any Restricted Stock Units for which this Award is not otherwise at that time vested (the excess of the Fair Market Value of the Restricted Stock Units on the date of award over the Fair Market Value of such units at the time of the Corporate Transaction) and provides for subsequent vesting at the originally scheduled time as those Restricted Stock Units. The determination of award comparability under clause (i) shall be made by the Plan Administrator, and its determination shall be final, binding, and conclusive.

(b) Immediately following the Corporate Transaction, this Award shall terminate and cease to be outstanding, except to the extent assumed by the successor business entity (or parent thereof) in connection with the Corporate Transaction.

(c) If this Award is assumed in connection with a Corporate Transaction, then this Award shall be appropriately adjusted, immediately after the Corporate Transaction, to apply to the number and class of securities that would have been subject to units issuable to Participant in consummation of the Corporate Transaction had the Award been fully vested prior to the Corporate Transaction.

(d) If an Involuntary Termination of Participant’s Continuous Service occurs within six months following a Corporate Transaction in which this Award is assumed or replaced, then this Award (or any replacement award) to the extent outstanding at that time but not otherwise fully vested, shall automatically accelerate so that this Award shall immediately become fully vested for all Restricted Stock Units at the time subject to this Award (or replacement award).

(e) This Agreement shall not in any way affect the Company’s right to adjust, reclassify, reorganize, or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate, or sell or transfer all or any part of its business or assets.

12. Adjustment in Award Units. If any change is made to the outstanding Common Stock by reason of a stock split, stock dividend, recapitalization, combination of shares, exchange of shares, or other change affecting the outstanding Common Stock as a class without the Company’s receipt of consideration, then appropriate adjustments shall be made to the total number and/or class of securities subject to this Award to reflect such change and thereby preclude a dilution or enlargement of benefits under this Agreement.

13. Compliance with Laws and Regulations. The award, vesting, and issuance of the Restricted Stock Units, the Deferred Stock Units, and the underlying Common Stock shall be subject to compliance by Radiologix and Participant with all applicable requirements of law and with all applicable regulations of any stock exchange (or the NASDAQ National Market, if applicable) on which the Common Stock may be listed at the time of issuance and vesting.

14. Liability of the Company. The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful award, vesting, and issuance of any Restricted Stock Units, Deferred Stock Units, and underlying Common Stock pursuant to this Award shall relieve the Company of any liability with respect to the nonissuance or nonvesting of the Restricted Stock Units, Deferred Stock Units, and underlying Common Stock as to which such approval was not obtained. The Company, however, shall use its best efforts to obtain all such approvals.

15. Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Company in care of the Corporate Secretary at its principal corporate offices. Any notice required to be given or delivered to Participant shall be in writing and addressed to Participant at the address indicated below Participant’s signature line on the Notice of Restricted Stock Units Award. All notices shall be deemed to have been given or delivered upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

16. Governing Law. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Texas without resort to that State’s conflict-of-laws rules.

17. Stockholder Approval. If the number of Restricted Stock Units, Deferred Stock Units, and underlying Common Stock covered by this Agreement exceed, as of the Award Date, the number of shares of Common Stock that may be issued under the Plan without stockholder approval, then this Award shall be void with respect to the excess shares, unless stockholder approval of an amendment sufficiently increasing the number of shares of Common Stock issuable under the Plan is obtained.

18. Taxes. No later than the date on which an amount first becomes includable in the gross income of Participant for federal income tax purposes with respect to Restricted Stock Units, Deferred Stock Units, or underlying Common Stock awarded under this Agreement, Participant shall pay to the Company, or make arrangements satisfactory to the Plan Administrator regarding the payment of, all federal, state, or local taxes or other items of any kind required by law to be withheld with respect to such amount. Participant may satisfy any applicable tax withholding obligation resulting from the delivery of Common Stock awarded pursuant to this Agreement by surrendering to Company any other unrestricted or restricted Common Stock or Restricted Stock Units or Deferred Stock Units of the Company then owned by Participant. The Company’s obligations under the Plan shall be conditional on such payment or arrangements and the Company shall have the right to the full extent permitted by law to deduct any such taxes from any payment of any kind otherwise due to Participant.

19 Loans. To the extent not prohibited by law, the Plan Administrator may, in its absolute discretion and without any obligation to do so, assist Participant in acquiring Restricted Stock Units under this Agreement by (i) authorizing the extension of a loan to Participant from the Company or (ii) permitting Participant to pay any applicable taxes for the Restricted Stock Units in installments over a period of years. The terms of any such loan or installment method of payment (including the interest rate, the requirements for collateral and the terms of repayment) shall be established by the Plan Administrator in its sole discretion.

20. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes and cancels any other agreement, representation or communication, whether oral or in writing, between the parties relating to the same subject matter. However, the Agreement shall be at all times subject to the Plan as provided above. In the event of a conflict between the terms and conditions contained in this Agreement, the Notice of Restricted Stock Units Award, the Plan, and Participant’s service or employment agreement with Radiologix, if any, the terms and conditions contained in the service or employment agreement shall prevail.

21. Amendment. The Plan Administrator, in its sole discretion, may hereafter amend the terms of this Award, but no amendment shall be made that would impair Participant’s rights without Participant’s consent.

Participant hereby: (i) acknowledges receiving a copy of the Plan Summary and Prospectus relating to the Plan, and represents that he or she is familiar with all of the material provisions of the Plan, as set forth in the Plan Summary and Prospectus; (ii) accepts this Agreement and the Restricted Stock Units, Deferred Stock Units, and underlying Common Stock awarded under this Agreement subject to all provisions of the Plan and this Agreement; and (iii) agrees to accept as binding, conclusive, and final all decisions or interpretations of the Plan Administrator relating to the Plan, this Agreement, or the Restricted Stock Units, Deferred Stock Units, and underlying Common Stock awarded under this Agreement.

EXECUTED as of the day and year first written above.

RADIOLOGIX, INC.		PARTICIPANT

By:
Michael L. Silhol, Senior Vice President,
General Counsel & Secretary